LOAN SERVICING AGREEMENT

This Loan Servicing Agreement (the “Agreement”) is dated as of August  __, 2008 among and between, Rochdale Investment Management LLC, a Delaware limited liability company (the “Manager”), Rochdale International Trade Fixed Income Fund, a Delaware business trust (the “Fund”) and GML Capital LLP, a limited liability partnership incorporated in England and Wales ("GML").

WHEREAS, the Manager and the Fund have entered into an Investment Management Agreement dated as of July 9, 2008, as amended from time to time (the “Advisory Agreement”), pursuant to which the Manager has agreed to provide investment management and advisory services to the Fund;

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended, as a closed-end management investment company;

WHEREAS, GML  provides loan servicing to similar products and is registered as an Investment Adviser pursuant to the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Manager and Fund desires to retain GML as loan servicing agent to provide loan servicing with respect to the Fund subject to the terms and conditions set forth below.

NOW THEREFORE, it is hereby agreed as follows:

Appointment of GML for Loan Servicing.  Subject to the terms and conditions hereof, the Manager and the Fund hereby appoint GML as the Fund’s loan servicing agent to;

a)
In so far as GML is in possession of the relevant information, communicate the details of all loan purchases and sales and pertinent information pertaining thereto, if applicable, to the Fund’s administrator, US Bancorp Fund Services LLC (the “Administrator”) in the form of an electronic file upload from GML to the Administrator of an extract from GML’s Wall Street Office System (“WSO”) software package, or a .pdf report generated from WSO, sent by GML by email to the Administrator, with respect to such loan so purchased;

b)
Reconcile in WSO the Fund’s cash accounts with the cash account records of the Fund custodian, US Bank National Association (the “Custodian”), on a weekly basis and provide such reconciliations to the Administrator as soon as reasonably practicable following completion of the relevant reconciliation, for use as an input into the Administrator’s calculation of the net asset value (“NAV”) of the Fund;

c)
Communicate with obligors in relation to their timely making of interest, principal and/or amortization payments in relation to loan assets owned by the Fund and in order to resolve wire transmission queries with respect of any such payments;

d)	Notify the Manager as soon as practicable following a failure ( in whole or in part) of an obligor to make any scheduled payment;
e)
Provide the Manager with reports in respect of loan servicing, in the format and with the frequency agreed between the Manger and GML as reasonable and necessary, provided always that the Manager shall be required to give GML at least 14 London working days notice in advance of GML being required to deliver any new report format;

f)	Act as central point of contact for ad-hoc clarification queries from the Custodian and Administrator; and
g)	Maintain up to date so-called “Sub-Advisor Portfolio Blotter” within WSO of all interest, principal and amortization payments in relation to loan assets owned by the Fund.

For the avoidance of doubt the above services and the services provided by GML pursuant to the terms of this agreement shall not include the following:

a)	custody of loan documents or other investments of the Fund;
b)	valuing the Fund’s portfolio or any assets forming part of it; and
c)	preparation or replication of the calculation of the NAV of the Fund or any profit and loss report for the Fund, which tasks are the sole responsibility of the Administrator.

Indemnification. The Manager and Fund each hereby agree to indemnify and hold harmless, and defend, GML, its affiliates, officers, directors and employees (each, an “Indemnified Party”) from and against any and all costs and expenses (including, without limitation, reasonable attorneys fees), and any and all losses, damages, taxes (other than payment by GML of its own income taxes payable, if any, on the fee compensation earned by it hereunder), charges, assessments, claims and liabilities (collectively, “Losses”), that may arise, be brought against or suffered or incurred by any Indemnified Party at any time or times as a result of, relating to, or arising out of this Agreement, or the administration or performance by GML of its duties or services hereunder, or the relationship between the Manager or the Fund and GML created hereby, other than such Losses as are directly caused by GML’s own actions or omission constituting gross negligence or willful misconduct in breach of this Agreement.  The foregoing indemnification, agreement to hold harmless and to defend shall survive the termination of this Agreement.

Liability. GML will not be liable or in default hereunder for (i) any reasonable act or failure to act arising out of failure on the party of the Fund, the Manager, the Custodian or the Administrator, as applicable, to deliver information, documents or records requested pursuant to the terms of this Agreement or related to or connected with the services provided by GML hereunder; or (ii) any reliance on information, documents or records provided to it pursuant to the terms of this Agreement.

Information. The Fund and the Manager will (i) procure that the Custodian and the Administrator provide GML with such information as it may reasonably require for the proper performance of its duties and obligations hereunder; and (ii) promptly upon reasonable request provide to GML any information concerning the loan purchases and sales, the cash accounts of the Fund or such other information as may be reasonably required by GML in order for it to properly perform its duties and obligations hereunder.

Compensation; Expenses; Indemnification. The Fund shall pay GML the following fees for its services hereunder;

a)	An upfront, one time, set up fee of $10,000.00, upon the signing of this Agreement; and
b)
A monthly fee payable in arrears of: i) $2,291.67; or ii) either 0.00025% (2.5 basis points) of the gross assets of the Fund if total gross assets are less than or equal to $1 billion or 0.000225% (2.25 basis points) of the gross assets of the Fund if total gross assets are greater than $1 billion.

Amendment and Termination.  This Agreement may be amended by the parties to this agreement at any time, but only in writing by an instrument signed by all parties.  This Agreement may be terminated, save as below, by any party upon 30 days prior written notice to the other parties. Should the Fund or the Manager terminate this Agreement, the terminating party shall nominate a replacement servicing agent and upon the expiration of the notice period this Agreement shall terminate automatically and GML shall have no further responsibilities or obligation to the Fund or the Manager under this Agreement, save as provided below.  Should GML terminate this Agreement, it shall be required in its notice of termination to nominate a replacement servicing agent.  The Fund and the Manager agree to inform GML in writing of their acceptance or rejection of such nominated replacement servicing agent not later than seven days following the date of GML’s giving of notice of termination as aforesaid.  Should the Fund and the Manager agree to such nominated replacement loan servicing agent, the nominated replacement shall replace GML as loan servicing agent upon the termination of the notice period.  Should the Fund or the Manage r dissent to the replacement loan servicing agent nominated by  GML, the dissenting party(ies) shall have sixty days from the date of giving notice of termination by GML as aforesaid to nominate an alternative loan servicing agent, and upon the expiration of such sixty day period, the alternative nominated by the Fund or Manager shall replace GML as loan servicing agent and GML shall have no further responsibilities or obligation under this Agreement, save as provided below.  Upon termination, GML shall provide the Manager with copies of any and all information, documents and data pertaining to the Fund in GML’s possession.

Parties in Interest; No Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.  This Agreement is not intended for, and shall not be construed to be intended for, the benefit of any third parties and may not be relied upon or enforced by any third parties.

Notices, etc.  All notices, applications and other communications hereunder shall be in writing and shall be deemed to have been given or made when delivered by recognized overnight delivery service.

Headings.  The headings set forth in this Agreement appear for convenience only and shall not affect the interpretation of this Agreement.

Governing Law.  This Agreement shall be construed and enforced in accordance with, and rights of the parties shall be governed by, the laws of The State of New York.

Severability; Assignment.  If any term hereof is determined to be invalid or unenforceable, such determination shall not affect the remaining terms.  The rights and obligations of the parties to this Agreement are non-assignable, without the express written consent of each party.

Counterpart; Entirety.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement represents the entire agreement for the services hereunder only. This Agreement is not an addition to, exhibit of, addendum to or attachment to any other agreement entered into between the parties of this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered by its duly authorized officer, effective as of the date first written above.

Rochdale Investment Management LLC,	GML Capital LLP,

By:____________________________                                         By:_____________________________
  Name:                                                 Name:
  Title:                                                            Title:

Rochdale International Trade Fixed Income Fund,

By: ___________________________________
      Name:
      Title: